Neenah Announces the Appointment of a New Board Member

Alpharetta, Ga. – Neenah, Inc. (NYSE: NP), a leading global manufacturer of specialty materials focused on filtration media, specialty coatings, engineered materials, imaging and packaging, today announced the appointment of Shruti Singhal to its Board of Directors. In addition, Mr. Singhal will serve as a member of the Audit Committee. Following this appointment, the Board will compromise of eight directors.

“We are pleased to welcome Shruti Singhal to the Neenah Board,” said Julie Schertell, President and Chief Executive Officer of Neenah. “Shruti’s strong leadership and operational experience in global industrial organizations will be invaluable to Neenah as we focus on manufacturing growth for our customers, employees, and shareholders.”

Mr. Singhal is the Chief Executive Officer of Chroma Color Corporation, a leading formulator, and specialty color and additive concentrates supplier. Mr. Singhal has worked in North America and Europe with companies like Henkel, Cognis (now BASF), Rohm & Haas, The Dow Chemical Company, and others throughout his career. Before joining Chroma Color, he served as President of DSM’s Engineering Materials Business. He received a master’s degree in chemical engineering from Drexel University and a bachelor’s in chemical engineering. Also, he completed the Global Marketing Management Program at The Wharton School at the University of Pennsylvania.

About Neenah, Inc.
Neenah is committed to manufacturing growth for its customers, end-users, shareholders, and employees. With manufacturing facilities across North America, Europe, and Asia, we are a leading global manufacturer of specialty materials serving customers across six continents, with headquarters in Alpharetta, Georgia. We are focused on growing in filtration media, specialty coatings, engineered materials and imaging & packaging. Our materials are in various products used every day, such as transportation and water filters, premium packaging of spirits, technology and beauty products, industrial labels, tapes and abrasives, and digital printing for high-end apparel. To learn more, please visit www.neenah.com

Investor Inquiries
Kyle Anderson
Vice President, Corporate Strategy and Investor Relations
Neenah, Inc.
(678) 518-3278
investors@neenah.com

Media Inquiries
Missy Elam
Director, Corporate Communications
Neenah, Inc
678-518-3263
media@neenah.com